Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

Amendment to Employment Agreement dated as of August 28, 2006 (the “Amendment”) between Affinion Group LLC (f/k/a Cendant Marketing Group LLC), a Delaware limited liability company (“Affinion Group”), Affinion International Holdings Limited (f/k/a Cendant International Holdings Limited), a private company limited by shares incorporated in England and Wales with registered number 3458969 (“CIMS”, and together with Affinion Group, the “Company” or the “Companies”), and Robert Rooney (the “Executive”).

WHEREAS, the Executive entered into an Employment Agreement dated as of July 2005 (the “Employment Agreement”);

WHEREAS, each of the Company and the Executive wants to amend the Employment Agreement on the terms and conditions set forth in this Amendment;

NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employment Agreement is hereby amended as follows:

1. Section II of the Employment Agreement is hereby deleted in its entirety, and the following Section II is hereby inserted in its place and stead:

“SECTION II

POSITION AND RESPONSIBILITIES

During the Period of Employment, the Executive will serve as Executive Vice President and Chief Operating Officer of the Company, and subject to the direction of the President and Chief Executive Officer of Affinion Group, Inc., will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, including global operations, information technology, human resources and facilities and such additional duties as may be prescribed from time to time by the Chief Executive Officer (“CEO”) of Affinion Group, Inc. Additionally, until such time as the Company otherwise requests, Executive shall serve as Interim Chief Financial Officer of the Company. The Executive will, during the Period of Employment, devote substantially all of the Executive’s working time and attention to the performance of services for the Company. The Executive will maintain a primary office and conduct Executive’s business in Fairfield County, Connecticut (or in such other location where the Company maintains its principal corporate offices, subject to the provisions of Section VIII(C)(ii) below), except for normal and reasonable business travel in connection with the Executive’s duties hereunder.”

2. Section IV(a)(ii) of the Employment Agreement is hereby deleted in its entirety, and the following Section IV(a)(ii) is hereby inserted in its place and stead:

“ii. Annual Incentive Awards. The Executive will be eligible for discretionary annual incentive compensation awards (“Incentive Compensation Awards”); provided that, beginning in calendar year 2006, the Executive will be eligible to receive an annual bonus in respect of each fiscal year of the Company based upon a target bonus of not less than seventy five percent (75%) of Base Salary, subject to the attainment by the Company of applicable performance targets established and certified by the Company in its sole discretion.”

3. Except as specifically amended above, the Employment Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AFFINION GROUP, LLC

By:	/s/ Nathaniel J. Lipman
Name: Nathaniel J. Lipman Title: President and Chief Executive Officer

AFFINION INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Steve Upshaw
Name: Steve Upshaw Title: Director

EXECUTIVE:

/s/ Robert G. Rooney
Robert G. Rooney